Exhibit 99.1

Bradley Pharmaceuticals Sales Up 68% - Earnings Up 117%

    FAIRFIELD, N.J., April 29 /PRNewswire-FirstCall/ -- BRADLEY PHARMACEUTICALS, INC. (NYSE: BDY) today announced Net Sales for the First Quarter ended March 31, 2004 totaled approximately $25.1 million, an increase of $10.2 million, or 68%, compared to Net Sales of $14.9 million reported for the First Quarter 2003. Net Income for the First Quarter reached $6.2 million, up $3.3 million, or 117%, compared to the same period in 2003. Earnings Per Diluted Share in the First Quarter reached $0.35, an increase of $0.10 over last year's First Quarter. First Quarter 2004 Net Sales for Kenwood Therapeutics rose 87% and Net Sales for Doak Dermatologics rose 61% over First Quarter 2003.

    The First Quarter 2004 continued the Company's progressive sales and earnings growth. The contribution of established products and the success of recent launches helped drive the Company's results. In January, Bradley's Doak Dermatologics subsidiary field force began promoting LidaMantle(R) Lotion and LidaMantle(R) HC Lotion, prescription only topical anesthetics. In February, Doak launched ZODERM(R), the "Moisturizing Benzoyl Peroxide", indicated to treat acne. The introduction of ZODERM(R) currently stands as the most successful launch in Company history, already averaging over 1,000 new prescriptions per week, with weekly retail sales, as measured by NDCHealth(R), approaching $75,000. In March, the Kenwood Therapeutics division introduced FLORA-QTM, which contains a unique blend of probiotic strains demonstrated effective in scientific studies when used as part of a treatment program for Inflammatory Bowel Disease/Crohn's Disease, diarrhea of various etiologies and pouchitis. Initial acceptance of FLORA-QTM by the gastroenterology community has been very positive.

    Chairman and CEO Daniel Glassman stated, "The First Quarter 2004 sales and profits continue Bradley's established trend of growth. Management expects increasing contributions from in-line products, including the ROSULA(R) and LidaMantle(R) families of products from Doak Dermatologics and AnaMantle(R) HC and the PAMINE(R) family of products from Kenwood Therapeutics. Newly introduced therapies, including ZODERM(R) and FLORA-QTM, have been very well received by target physician audiences and are expected to have strong performances in the future. Looking forward, as an additional strategic move in the Third Quarter 2004, Management plans to introduce the first new prescription moisturizer in 10 years. This exciting new brand is expected to change the dynamics of the prescription moisturizer market. Based upon increasing sales and new prescriptions, the introduction of additional new products, a continued commitment to Bradley's core strengths and an enhanced emphasis on improving operational efficiency and effectiveness, Management is confident that Bradley will continue to achieve these solid results going forward."


    Results of Operations


    The following table sets forth certain data as a percentage of net revenues for the periods indicated.


                                      Three Months Ended
                                           March 31,
                                      ------------------
                                    2004             2003
                                    ----             ----
     Net sales                      100%             100%
     Gross profit                  91.4%            91.3%
     Operating expenses            51.1%            60.4%
     Operating income              40.3%            30.9%
     Interest income                2.9%             0.7%
     Interest expense               2.0%              --
     Income tax expense            16.3%            12.3%
                                   ----             ----
     Net income                    24.9%            19.3%
                                   ====             ====


    NET SALES for the three months ended March 31, 2004 were $25,067,000, representing an increase of $10,151,000, or approximately 68%, from $14,916,000 for the three months ended March 31, 2003.

    For the three months ended March 31, 2004, Doak Dermatologics' net sales were $17,501,000, representing an increase of $6,626,000, or approximately 61%, from $10,876,000 for the three months ended March 31, 2003. The increase in net sales was led by new product sales from ROSULA(R) AQUEOUS CLEANSER, launched in Third Quarter of 2003, of $500,000; LIDAMANTLE(R) LOTION, launched in the Fourth Quarter of 2003, of $574,000; LIDAMANTLE(R) HC LOTION , launched in the Fourth Quarter of 2003, of $816,000; ZODERM(R) GEL 4.5%, launched in the First Quarter 2004, of $653,000; ZODERM(R) GEL 8.5%, launched in the First Quarter 2004, of $999,000; ZODERM(R) Cream 4.5%, launched in the First Quarter 2004, of $572,000; ZODERM(R) Cream 8.5%, launched in the First Quarter 2004, of $878,000; ZODERM(R) CLEANSER 4.5%, launched in the First Quarter 2004, of $636,000; and ZODERM(R) CLEANSER 8.5%, launched in the First Quarter 2004, of $1,003,000. In addition, Doak benefited from product sales volume growth from CARMOL(R)40 GEL of $1,255,000. The increases in Net Sales led by new product sales and product sales growth from CARMOL(R)40 GEL were partially offset by declines in CARMOL(R)40 CREAM of $578,000 and CARMOL(R)40 LOTION of $351,000. The total Net Sales for CARMOL(R)40 CREAM, LOTION and GEL for the three months ended March 31, 2004 were $7,366,000.

    For the three months ended March 31, 2004, Kenwood Therapeutics' Net Sales were $7,566,000, representing an increase of $3,526,000, or approximately 87%, from $4,040,000 for the three months ended March 31, 2003. The increase in Net Sales were led by new product sales of FLORA-QTM, launched in First Quarter of 2004, of $50,000 and PAMINE(R) FORTE, launched in Third Quarter of 2003, of $150,000 and product sales growth from DECONAMINE(R) of $532,000, PAMINE(R) 2.5mg of $1,086,000 and ANAMANTLE(R) HC of $1,871,000. The increases in Net Sales were partially offset by a decrease in TYZINE(R) of $307,000.

    The overall increases in the sales of our existing products and in particular, CARMOL(R)40 GEL, PAMINE(R) 2.5mg and ANAMANTLE(R) HC, were primarily due to greater promotional efforts, including an increase in number of sales representatives detailing those products to physicians and customers who we believe will generate higher sales. The overall increases in DECONAMINE(R) were primarily due to our negotiation of more favorable managed care contracts. In addition, initial stocking sales from ZODERM(R) products, launched during the First Quarter 2004, of $4,741,000, significantly contributed to the increased sales in comparison to the same period the prior year. As a result of the ZODERM(R) products sales being initial stocking by our customers, ZODERM(R) sales for the Second Quarter 2004 most likely will be
lower than the initial sales recorded during the First Quarter 2004.   As of
March 31, 2004, we had $736,000 of orders held, which were subsequently shipped in the Second Quarter 2004.

    During the Second Quarter of 2003, a competitor launched a competing product with the same active ingredient as CARMOL(R)40 CREAM. During the Fourth Quarter 2003, generic competitors introduced less expensive comparable products to CARMOL(R)40 CREAM, CARMOL(R)40 LOTION and CARMOL(R)40 GEL, also with the same active ingredient. These introductions of competing products resulted in reduced demand for our CARMOL(R)40 CREAM and LOTION products during the First Quarter 2004 in comparison to the same period in the prior year. If sales of the CARMOL(R)40 product line or any other material product line decreases and we fail to replace those sales, our revenues and profitability would decrease.

    COST OF SALES for the three months ended March 31, 2004 were $2,154,000, representing an increase of $859,000, or approximately 66%, from $1,295,000 for the three months ended March 31, 2003. The gross profit percentage for the three months ended March 31, 2004 and the same period the prior year was 91%.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES for the three months ended March 31, 2004 were $12,497,000, representing an increase of $3,763,000, or 43%, compared to $8,734,000 for the three months ended March 31, 2003. The increase in selling, general and administrative expenses reflects increased spending on sales and marketing to implement our strategy of aggressively marketing our dermatology, podiatry and gastrointestinal brands.

    Selling, general and administrative expenses as a percentage of Net Sales were 50% for the three months ended March 31, 2004, representing a decrease of 9% compared to 59% for the three months ended March 31, 2003. The decrease in selling, general and administrative expenses as a percentage of Net Sales for the three months ended March 31, 2004 is a result of Net Sales growing faster than selling, general and administrative expenses.

    DEPRECIATION AND AMORTIZATION EXPENSES for the three months ended March 31, 2004 were $332,000, representing an increase of $49,000 from $283,000 in the three months ended March 31, 2003.

    GAIN ON INVESTMENT for the three months ended March 31, 2004 was $31,000, in comparison to zero in the same period of the prior year.

    INTEREST INCOME for the three months ended March 31, 2004 was $739,000, representing an increase of $626,000 from the three months ended March 31, 2003. The increase was principally due to investment increases from cash generated from operations, proceeds from the issuance of $37 million of 4% senior subordinated convertible notes due 2013 in June and July 2003 and net proceeds of $96,205,000 from the issuance of 4.6 million shares of common stock in December 2003.

    INTEREST EXPENSE for the three months ended March 31, 2004 was $510,000, representing an increase of $503,000 from the three months ended March 31, 2003. The increase was principally due to interest expense related to our convertible notes.

    INCOME TAX EXPENSE for the three months ended March 31, 2004 was $4,097,000, representing an increase of $2,260,000 from $1,837,000 for the three months ended March 31, 2003. The effective tax rate used to calculate the income tax expense for the three months ended March 31, 2004 was approximately 40%. The effective tax rate used to calculate the income tax expense for the three months ended March 31, 2003 was approximately 39%. The increase in the effective tax rate during the First Quarter 2004 was principally due to a projected increase in the federal statutory rate, as the Company's estimated pretax income for 2004 will result in a higher tax bracket.

    NET INCOME for the three months ended March 31, 2004 was $6,248,000, representing an increase of $3,374,000, or 117%, from $2,874,000 for the three months ended March 31, 2003. Net Income as a percentage of Net Sales for the three months ended March 31, 2004 was 25%, representing an increase of 6% compared to 19% for the three months ended March 31, 2003. The improvement for the three months ended March 31, 2004 was principally due to an increase in Net Sales and interest income, partially offset by an increase in selling, general and administrative expenses and interest expense.


    Liquidity and Capital Resources

    Our cash and cash equivalents and short-term investments were $183,999,000 at March 31, 2004 and $182,503,000 at December 31, 2003. Cash provided by operating activities for the three months ended March 31, 2004 were $3,983,000. The sources of cash primarily resulted from Net Income of $6,248,000 plus non-cash charges for depreciation and amortization of $332,000; non-cash charges for amortization of deferred financing costs of $85,000; noncash compensation for services of $125,000; tax benefit from exercise of non-qualified stock options and warrants of $237,000; and an increase in income taxes payable of $3,046,000. The sources of cash were partially offset by a gain on investment of $31,000 from sales of short-term investments; an increase in accounts receivable of $1,676,000, primarily due to the initial sales of the newly launched products being recorded during the Second Quarter 2004; an increase in inventories of $527,000, primarily due to initial purchases of finished goods of our newly launched products; an increase in prepaid expenses and other of $1,518,000, principally due to prepayment of our annual insurance premiums; a decrease in accounts payable of $991,000 primarily due to increased payments during the period, including payments relating to costs associated with the sales of our common stock during December 2003 which were accrued at December 31, 2003; and a decrease in accrued expenses of $1,355,000, principally due to payment of annual bonuses accrued during 2003.

    Cash used in investing activities for the three months ended March 31, 2004 was $35,143,000, resulting from net purchases of short-term investments of $32,186,000; escrow payments of $2,600,000 for a pending international distribution agreement being negotiated as part of the resolution of outstanding disputes between Bradley and its potential contracting partner; and purchases of property and equipment of $356,000.

    Cash provided by financing activities for the three months ended March 31, 2004 was $442,000, which was the result of proceeds from exercise of stock options and warrants of $439,000 and distribution of treasury shares valued at $88,000 to fund our 401(k) plan, partially offset by payments of registration costs associated with the sale of our common stock during December 2003 of $77,000; and payments of notes payable of $8,000.


    Bradley Pharmaceuticals (BDY) invites you to participate in the 1st Qtr. 2004 Earnings conference call Thursday, April 29, 2004, at 10 AM (ET), Questions & Answers to follow. Please dial 1-888-573-3046 approximately 10 minutes prior to the start time of the call. Playback of the conference call will be available on Thursday after 1 PM (ET) for 24 hours, by calling 1-800-642-1687 and entering reservation number 6433889. This call also will be available online at www.bradpharm.com for 30 days.

    Please visit Bradley Pharmaceuticals web site at:  www.bradpharm.com


    Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.


    Bradley Pharmaceuticals, Inc., a publicly traded company, was founded in 1985 as a specialty pharmaceutical company marketing to niche physician specialties in the U.S. and 38 international markets. Bradley's success is based on the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals has two operating units: Doak Dermatologics, specializing in topical therapies for dermatology and podiatry, and Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands.


    Important announcement:

    Daniel Glassman, CEO, will present at the Rodman & Renshaw Techvest Global Healthcare Conference at 4:05 AM (EST) May 12, 2004. The conference is being held in London, UK.

    Daniel Glassman, CEO, will present at the UBS 2004 Global Specialty Pharmaceuticals Conference at 3 PM (EST) May 24, 2004. The conference is being held at the Grand Hyatt New York located on Park Avenue at Grand Central Station.


    Except for historical and factual information, this press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates, launches of new products, market acceptance of products, and predictions of future financial performance. All forward-looking statements are based on assumptions made by Bradley based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. These statements are subject to numerous risks and uncertainties, many of which are beyond Bradley's control, including Bradley's ability to maintain CARMOL(R) sales and bear the outcome of related pending litigation and the introduction of new and future competing products, whether branded, or generic, or comparable, effectively purchase or integrate new products into its portfolio or effectively react to other risks described from time to time in Bradley's SEC filings. Further, Bradley cannot predict the impact on its business of any introduction, or future approvals, of generic or therapeutically equivalent or comparable versions of its products or of other competing products. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.



                        BRADLEY PHARMACEUTICALS, INC.

                         CONSOLIDATED BALANCE SHEETS


                                          March 31, 2004   December 31, 2003
                                          --------------   -----------------
                                            (unaudited)            (a)
    Assets
    Current assets:
      Cash and cash equivalents            $113,770,757      $144,488,208
      Short-term investments                 70,228,717        38,014,672
      Accounts receivable, net                4,286,527         2,610,715
      Inventories, net                        2,920,497         2,393,690
      Deferred tax assets                     2,709,213         2,676,208
      Prepaid expenses and other              3,158,191         1,640,188
                                           ------------      ------------
       Total current assets                 197,073,902       191,823,681
                                           ------------      ------------

     Property and equipment, net              1,181,555           952,436
     Intangible assets, net                   5,034,127         5,238,532
     Goodwill                                   289,328           289,328
     Deferred tax assets                      2,433,484         2,474,990
     Deferred financing costs                 2,535,078         2,620,161
     Other assets                             2,613,555            13,555
                                           ------------      ------------
     Total assets                          $211,161,029      $203,412,683
                                           ============      ============

    (a) Audited financial statements.


                        BRADLEY PHARMACEUTICALS, INC.

                         CONSOLIDATED BALANCE SHEETS

                                           March 31, 2004   December 31, 2003
                                           --------------   -----------------
                                             (unaudited)            (a)
    Liabilities
     Current liabilities:
      Current maturities of long-term debt $      91,610     $       91,677
      Accounts payable                         3,348,545          4,340,000
      Accrued expenses                         6,975,603          8,330,198
      Income taxes payable                     3,751,054            705,308
                                           -------------     --------------
        Total current liabilities             14,166,812         13,467,183
                                             ===========     ==============

      Long-term debt, less current
       maturities                                 42,189             49,831
      Convertible senior subordinated notes
       due 2013                               37,000,000         37,000,000

    Stockholders' Equity
     Preferred stock, $0.01 par value;
      shares authorized: 2,000,000; no
      shares issued                                   --                 --
     Common stock, $0.01 par value; shares
      authorized: 26,400,000;
      issued and outstanding: 15,960,977 and
      15,752,287 at March 31,
      2004 and at December 31, 2003,
      respectively                               159,610            157,523
     Class B common stock, $0.01 par value;
      shares authorized:
      900,000; issued and outstanding:
      429,752 at March 31, 2004 and
      at December 31, 2003                         4,298              4,298
     Additional paid-in capital              130,430,564        129,626,913
     Retained earnings                        31,641,660         25,393,778
     Accumulated other comprehensive loss        (20,621)           (17,045)
     Treasury stock, 827,925 and 831,286
      shares at cost at March 31,
      2004 and at December 31, 2003,
      respectively                            (2,263,483)        (2,269,798)
                                           -------------     --------------
        Total stockholders' equity           159,952,028        152,895,669

     Total liabilities and stockholders'
      equity                               $ 211,161,029     $  203,412,683
                                           =============     ==============

     (a) Audited financial statements.


                        BRADLEY PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENTS OF INCOME
                                 (unaudited)


                                                Three Months Ended
                                                     March 31,
                                      -----------------------------------
                                            2004                  2003
                                      -------------          ------------

    Net sales                         $  25,067,154          $ 14,915,685
    Cost of sales                         2,154,313             1,294,775
                                      -------------          ------------
                                         22,912,841            13,620,910
                                      -------------          ------------
      Selling, general and
       administrative                    12,497,073             8,733,577
      Depreciation and
       amortization                         331,601               282,725
      Gain on investment                    (31,376)                   --
      Interest expense                      509,623                 6,572

      Interest income                      (738,962)             (113,044)
                                      -------------          ------------
                                         12,567,959             8,909,830
                                      -------------          ------------
    Income before income
     tax expense                         10,344,882             4,711,080
      Income tax expense                  4,097,000             1,837,000
                                      -------------          ------------
    Net income                        $   6,247,882           $ 2,874,080
                                      =============           ===========

    Basic net income per
     common share                           $  0.40                $ 0.27
                                      =============           ===========
    Diluted net income per
    common share                             $ 0.35                $ 0.25
                                      =============           ===========
    Shares used in
     computing basic net
     income per common
     share                               15,510,000            10,520,000
                                      =============           ===========
    Shares used in
     computing diluted
     net income per
     common share                        18,370,000            11,460,000
                                      =============           ===========

                        BRADLEY PHARMACUETICALS, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (unaudited)


                                                    Three Months Ended
                                             -------------------------------
                                             March 31, 2004   March 31, 2003
                                             --------------   --------------

    Cash flows from operating activities:
    Net income                               $  6,247,882     $ 2,874,080
    Adjustments to reconcile net income to
     net cash provided by operating
     activities:
      Depreciation and amortization               331,601         282,725
      Amortization of deferred financing
       costs                                       85,083          17,358
     Deferred income taxes                          8,501          49,468
     Gains on short-term investments              (31,376)             --
     Tax benefit due to exercise of
      non-qualified options and warrants          237,157         405,541
     Noncash compensation for services            125,036          11,041
    Changes in operating assets and
     liabilities:
      Accounts receivable                      (1,675,812)      2,142,693
      Inventories                                (526,807)       (421,500)
      Prepaid expenses and other               (1,518,003)       (562,009)
      Accounts payable                           (991,455)      1,581,877
      Accrued expenses                         (1,354,595)       (360,046)
      Income taxes payable                      3,045,746       1,365,161
                                             ------------     -----------
       Net cash provided by operating
        activities                              3,982,958       7,386,389
    Cash flows from investing activities:
    Purchases of short-term investments- net  (32,186,245)       (528,616)
    Escrow payments                            (2,600,000)             --
    Purchases of property and equipment          (356,315)       (219,279)
                                             ------------     -----------

       Net cash used in investing
        activities                            (35,142,560)       (747,895)
    Cash flows from financing activities:
    Payment of notes payable                       (7,709)        (54,830)
    Proceeds from exercise of stock options
     and warrants                                 438,764         288,534
    Payment of registration costs                 (76,963)             --
    Purchase of treasury shares                        --        (420,555)
    Distribution of treasury shares                88,059          65,934
                                             ------------     -----------
       Net cash (used in) provided by
        financing activities                      442,151        (120,917)
                                             ------------     -----------
    Net (decrease) increase in cash and cash
     equivalents                              (30,717,451)      6,517,577
    Cash and cash equivalents at beginning
     of period                                144,488,208      20,820,725
                                             ------------     -----------
    Cash and cash equivalents at end of
      period                                 $113,770,757     $27,338,302
                                             ============     ===========



SOURCE  Bradley Pharmaceuticals, Inc.
    -0-                             04/29/2004
    /CONTACT: Anthony Griffo, Investor Relations, Bradley Pharmaceuticals, Inc., +1-973-882-1505, ext. 313/
    /Web site:  http://www.bradpharm.com /
    (BDY)

CO:  Bradley Pharmaceuticals, Inc.
ST:  New Jersey
IN:  MTC HEA
SU:  ERN SLS CCA